Exhibit 99-1


FOR IMMEDIATE RELEASE:


           California Amplifier Raises Guidance for Third Quarter

               * Company now expects third quarter revenues of $41 to $44 million and EPS of 13 to 17 cents

CAMARILLO, CA, October 31, 2003 -- California Amplifier, Inc. (Nasdaq:
CAMP) today announced that it is raising its forecast of revenues and earnings for its third quarter ending November 30, 2003, due to strong demand for its advanced customer premise equipment products in the Direct Broadcast Satellite (DBS) market.

In its second quarter earnings release issued October 2, 2003, the Company stated that it expected third quarter sales to be in the range of $30 to $36 million and earnings to be in the range of $0.07 to $0.12 per diluted share. Based on its current visibility, California Amplifier now expects revenues to be in the range of $41 to $44 million and earnings to be in the range of $0.13 to $0.17 per diluted share.

"Demand for our latest generation DBS products continues to strengthen," said Fred Sturm, the Company's President and Chief Executive Officer.
"An improving economy, aggressive promotions by U.S. DBS service providers, and California Amplifier's strong market position have all contributed to robust shipments. Also, our ability to procure components and materials in sufficient quantifies to fulfill customer orders on a timely basis has been better than we previously anticipated, which has contributed to the higher level of expected revenues."

About California Amplifier, Inc.

California Amplifier designs, manufactures and markets a broad line of integrated microwave equipment used primarily in conjunction with satellite television and wireless voice and broadband data applications. The Company's satellite business unit designs and markets reception components for the U.S. Direct Broadcast Satellite television market, as well as a full line of consumer and commercial products for video and data reception. The wireless access business unit designs and markets innovative products that improve the performance of wireless networks and Wireless LAN networks, as well as products with wireless broadband data and video applications. California Amplifier is an ISO 9001 certified company. For additional information, visit California Amplifier's web site at www.calamp.com.

       Statements in this release about the Company's future financial performance are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Words such as "may", "will", "expects", "intends", "plans", "believes", "seeks", "could", "estimate" and variations of these words and similar expressions are intended to identify forward-looking statements. Factors that could impact California Amplifier's future results include changes in product demand and market growth rates, the effect of competition, pricing pressures, supplier constraints, manufacturing yields, market acceptance of new products and the viability and market acceptance of new technologies. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information about California Amplifier's risks is available in the Company's annual report on Form 10-K and other filings made from time to time with the Securities and Exchange Commission.


For more information, contact:
       Crocker Coulson                          Rick Vitelle
       Partner                                  Chief Financial Officer
       CCG Investor Relations                   California Amplifier, Inc.
       (818) 789-0100                           (805) 987-9000, extension 8344
       crocker.coulson@ccgir.com


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